UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2006

HERSHA HOSPITALITY TRUST
(Exact name of registrant as specified in its charter)

Maryland	001-14765	251811499
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

510 Walnut Street, 9th Floor
Philadelphia, Pennsylvania 19106
(Address and zip code of principal executive offices)

Registrant’s telephone number, including area code: (215) 238-1046

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On January 3, 2006, Hersha Hospitality Trust, a Maryland real estate investment trust (“Hersha”), closed on the acquisition of the land, improvements and personal property related to three hotels in Pennsylvania and New Jersey from Charlene Schwartz; Langhorne Courtyard, Inc.; Mt. Laurel FFI, Inc. and Bethlehem FFI, Inc. (collectively, the “Sellers”) who are not affiliated with Hersha. The three hotels include the Fairfield Inn and Suites located at 350 Century Parkway in Mt. Laurel, New Jersey; the Fairfield Inn and Suites located at 2140 Motel Drive in Bethlehem, Pennsylvania and the Langhorne Courtyard located at 5 N. Cabot Boulevard in Langhorne, Pennsylvania (collectively, the “Hotels”). The purchase price for the Hotels was approximately $40.5 million and is subject to a post closing adjustment on June 30, 2007, which shall not increase the aggregate purchase price by more than $2.5 million. The acquisition was financed with available cash on hand and mortgages with a combined principal amount of $29.2 million and a fixed interest rate of 5.75%. A copy of the Purchase Agreement was filed as Exhibit 10.1 to the Current Report on Form 8-K filed by Hersha Hospitality Trust on October 28, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HERSHA HOSPITALITY TRUST

Date: January 9, 2006	By:	/s/Ashish R. Parikh
Ashish R. Parikh
Chief Financial Officer